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                                                                  Exhibit (g)(4)
                         AMENDMENT TO CUSTODIAN CONTRACT

         This Amendment to the Custodian Contract is made as of January 17, 2002, by and between Each of the Parties Indicated on Appendix A (the "Funds") and State Street Bank and Trust Company (the "Custodian"). This Amendment shall only apply to the Funds listed on Schedule 1 (each, a "Fund"), as amended from time to time, attached to this Amendment. Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

         WHEREAS, Each of the Parties Indicated on Appendix A and the Custodian have entered into a Custodian Contract (the "Contract"); and

         WHEREAS, each Fund listed on Schedule 1 attached hereto and the Custodian desire to amend certain provisions of the Contract to provide for the custody and handling of interests in Loans (as defined below).

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

I. New Section 20 is hereby added to the Contract, as of the effective date of this Amendment, as set forth below.

         Section 20.    Special Provisions Regarding Interests in Loans.
                        -----------------------------------------------

         The following provisions shall apply with respect to investments, property or assets in the nature of loans, or interests or participations in loans, including without limitation interests in syndicated bank loans and bank loan participations (collectively, "Loans").

         Section 20.1   Safekeeping. Instruments, certificates, agreements and/
                        -----------
or other documents which the Custodian may receive in respect of Loans, if any (collectively "Financing Documents"), from time to time, shall be held by the Custodian at its offices in Boston, Massachusetts.

         Section 20.2   Duties of the Custodian.
                        -----------------------

         1) The Custodian shall accept such Financing Documents, if any, in respect of Loans as may be delivered to it from time to time by a Fund. The Custodian shall be under no obligation to examine the contents or determine the sufficiency of any such Financing Documents or to provide any certification with respect thereto, whether received by the Custodian as original documents, photocopies, by facsimile or otherwise. Without limiting the foregoing, the Custodian is under no duty to examine any such Financing Documents to determine whether necessary steps have been taken or requirements met in respect of the assignment or transfer of the related Loan or applicable interest or participation therein. The Custodian shall be entitled to assume the genuineness, sufficiency and completeness of any Financing Documents received, and the genuineness and due authority of any signature appearing thereon.

         2) Notwithstanding any term of this Contract to the contrary, with respect to any Loans, (i) the Custodian shall be under no obligation to determine, and shall have

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              no liability for, the sufficiency of, or to require delivery of, any instrument, document or agreement constituting, evidencing or representing such Loan, other than to receive such Financing Documents, if any, as may be delivered or caused to be delivered to it by the Fund (or its investment manager or investment adviser (the "Adviser") on its behalf), (ii) without limiting the generality of the foregoing, delivery of any such Loan (including without limitation, for purposes of Section 2.7 above) may be made to the Custodian by, and may be represented solely by, delivery to the Custodian of a facsimile or photocopy of an assignment agreement (an "Assignment Agreement") or a confirmation or certification from the Fund (or the Adviser) to the effect that it has acquired such Loan and/or has received or will receive , and will deliver to the Custodian, appropriate Financing Documents constituting, evidencing or representing such Loan (such confirmation or certification, together with any Assignment Agreement, collectively, an "Assignment Agreement or Confirmation"), in any case without delivery of any promissory note, participation certificate or similar instrument (collectively, an "Instrument"), (iii) if an original Instrument shall be or shall become available with respect to any such Loan, it shall be the sole responsibility of the Fund (or the Adviser acting on its behalf) to make or cause delivery thereof to the Custodian, and the Custodian shall be under no obligation at any time or times to determine whether any such original Instrument has been issued or made available with respect to such Loan, and shall not be under any obligation to compel compliance by the Fund to make or cause delivery of such Instrument to the Custodian, and
              (iv) any reference to Financing Documents appearing in Section 20.3(a) shall be deemed to include, without limitation, any such Instrument and/or Assignment Agreement or Confirmation.

         3) If payments with respect to a Loan ("Loan Payment") are not received by the Custodian on the date on which they are due, as reflected in the Payment Schedule (as such term is defined in Section 20.3 below) of the Loan ("Payment Date"), or in the case of interest payments, not received either on a scheduled interest payable date, as reported to the Custodian by the Fund (or the Adviser, on its behalf) for the Loan (the "Interest Payable Date"), or in the amount of their accrued interest payable, the Custodian shall promptly, but in no event later than one business day after the Payment Date or the Interest Payable Date, give telephonic notice to the party obligated under the Financing Documents to make such Loan Payment (the "Obligor") of its failure to make timely payment, and (2) if such payment is not received within three business days of its due date, shall notify the Fund (or the Adviser on its behalf) of such Obligor's failure to make the Loan Payment. The Custodian shall have no responsibility with respect to the collection of Loan Payments which are past due, other than the duty to notify the Obligor and the Fund (or the Adviser on its behalf) as provided herein.

         4) The Custodian shall have no responsibilities or duties whatsoever under this Contract, with respect to Loans or the Financing Documents, except for such responsibilities as are expressly set forth herein. Without limiting the generality of the foregoing, the Custodian shall have no obligation to preserve any rights against prior parties or to exercise any right or perform any obligation in connection with the Loans or any Financing Documents (including, without limitation, no obligation to take any action in respect of or upon receipt of any consent solicitation, notice of default or similar notice received from any bank agent or Obligor, except that the Custodian shall undertake reasonable efforts to

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              forward any such notice to the Fund or the Adviser). In case any question arises as to its duties hereunder, the Custodian may request instructions from the Fund and shall be entitled at all times to refrain from taking any action unless it has received Proper Instructions from the Fund or the Adviser and the Custodian shall in all events have no liability, risk or cost for any action taken, with respect to a Loan, pursuant to and in compliance with the Proper Instructions of such parties.

         5) The Custodian shall be only responsible and accountable for Loan Payments actually received by it and identified as for the account of the Fund; any and all credits and payments credited to the Fund, with respect to Loans, shall be conditional upon clearance and actual receipt by the Custodian of final payment thereon.

         6) The Custodian shall promptly, upon the Fund's request, release to the Fund's Adviser or to any party as the Fund or the Adviser may specify, any Financing Documents being held on behalf of the Fund. Without limiting the foregoing, the Custodian shall not be deemed to have or be charged with knowledge of the sale of any Loan, unless and except to the extent it shall have received written notice and instruction from the Fund (or the Adviser on its behalf) with respect thereto, and except to the extent it shall have received the sale proceeds thereof.

         7) In no event shall the Custodian be under any obligation or liability to make any advance of its own funds in respect of any Loan.

         Section 20.3 Responsibility of the Fund. With respect to each Loan held
                      --------------------------
by the Custodian hereunder in accordance with the provisions hereof, the Fund shall (a) cause the Financing Documents evidencing such Loan to be delivered to the Custodian; (b) include with such Financing Documents an amortization schedule of payments (the "Payment Schedule") identifying the amount and due dates of scheduled principal payments, the Interest Payable Date(s) and related payment amount information, and such other information with respect to the related Loan and Financing Documents as the Custodian reasonably may require in order to perform its services hereunder (collectively, "Loan Information"), in such form and format as the Custodian reasonably may require; (c) take, or cause the Adviser to take, all actions necessary to acquire good title to such Loan (or the participation therein, as the case may be), as and to the extent intended to be acquired; and (d) cause the Custodian to be named as its nominee for payment purposes under the Financing Documents or otherwise provide for the direct payment of the Payments to the Custodian. The Custodian shall be entitled to rely upon the Loan Information provided to it by the Fund (or the Adviser on its behalf) without any obligation on the part of the Custodian independently to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness thereof; and the Custodian shall have no liability for any delay or failure on the part of the Fund in providing necessary Loan Information to the Custodian, or for any inaccuracy therein or incompleteness thereof. With respect to each such Loan, the Custodian shall be entitled to rely on any information and notices it may receive from time to time from the related bank agent, Obligor or similar party with respect to the related Loan, and shall be entitled to update its records on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information.

         Section 20.4 Instructions; Authority to Act.  The certificate of the
                      ------------------------------
Secretary or an Assistant Secretary of the Trust, identifying certain individuals to be officers of the Trust or employees of the Adviser of the Fund authorized to sign any such instructions, may be received

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and accepted as conclusive evidence of the incumbency and authority of such to act and may be considered by the Custodian to be in full force and effect until it receives written notice to the contrary from the Secretary or Assistant Secretary of the Trust. Notwithstanding any other provision of this Contract, the Custodian shall have no responsibility to ensure that any investment by the Trust or any Fund with respect to Loans has been authorized.

         Section 20.5 Attachment. In case any portion of the Loans or the
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Financing Documents shall be attached or levied upon pursuant to an order of court, or the delivery or disbursement thereof shall be stayed or enjoined by an order of court, or any other order, judgment or decree shall be made or entered by any court affecting the property of the Fund or any act of the Custodian relating thereto, the Custodian is hereby expressly authorized in its sole discretion to obey and comply with all orders, judgments or decrees so entered or issued, without the necessity of inquire whether such court had jurisdiction, and, in case the Custodian obeys or complied with any such order, judgment or decree, it shall not be liable to anyone by reason of such compliance.

         Section 20.6 Payment of Fund Monies. Notwithstanding Section 2.7 and
                      ----------------------
Section 2.8 of the Custodian Contract, upon receipt of Proper Instructions (as defined in the Custodian Contract), the Custodian shall deliver cash and/or other assets of the Fund upon purchase of Loans to parties identified in such Proper Instructions, which delivery may be made without contemporaneous receipt by the Custodian of cash or other assets, including Financing Documents, in exchange therefor. Upon such delivery of cash or other assets in accordance with such Proper Instructions, the Custodian shall have no further responsibility or obligation to the Fund as a custodian of the Fund with respect to the cash or assets so delivered. In preparing reports of monies received by or paid out of the Fund or of assets comprising the Fund, the Custodian shall be entitled to rely upon information received from time to time regarding the Loans or Loan Payments and shall not be responsible for the accuracy or completeness of such information included in the Custodian's reports until such assets are received by the Custodian.

II. Except as specifically superseded or modified hereby, the terms and provisions of the Contract shall continue to apply with full force and effect. In the event of any conflict between the terms of the Contract prior to this Amendment and this Amendment, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

Witnessed By:                           STATE STREET BANK and TRUST COMPANY

/s/ Jean S. Carr                   By:  /s/ Joseph L. Hooley
----------------                        --------------------
                                        Name:  Joseph L. Hooley
                                        Title: Executive Vice President

Witnessed By:                           EACH OF THE INVESTMENT COMPANIES LISTED
                                        ON SCHEDULE I ATTACHED

   /s/ Jonathan D. Shain                By:   /s/ Judy A. Rice
-----------------------------                 ----------------
Name:  Jonathan D. Shain                Name:     Judy A. Rice

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Title:   Secretary of certain               Title:  Vice President
         of the Prudential
         mutual funds.

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                                   SCHEDULE 1
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                                       to

                        Amendment to Custodian Contract
                             Dated January 17, 2002

Prudential High Yield Fund, Inc.

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